EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Chief Financial Officer
(248) 312-2000

Flagstar to Present at 2014 KBW Community Bank Investor Conference

TROY, Mich. July 24, 2014 - Flagstar Bancorp, Inc. (NYSE:FBC) today announced that it will participate in the 2014 KBW Community Bank Investor Conference, which will take place on Tuesday and Wednesday, July 29 and 30, 2014 at the Grand Hyatt Grand Central in New York, NY. Representing Flagstar will be Alessandro P. DiNello, chief executive officer, Lee Smith, chief operating officer and Michael Flynn, general counsel. Flagstar is scheduled to present at the conference beginning at approximately 8:30 a.m. EDT on Wednesday, July 30, 2014.

The presentation will be available as a live audio webcast on the investor relations section of flagstar.com. The webcast will also be archived on the website for 90 days. Any questions concerning the conference should be directed to Paul D. Borja, chief financial officer, at (248) 312-2000.

About Flagstar

Flagstar is the holding company for Flagstar Bank, FSB, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $9.9 billion in total assets at June 30, 2014, Flagstar is the largest bank headquartered in Michigan. Flagstar operates 106 banking centers, all of which are located in Michigan and 32 home lending centers in 18 states, which primarily originate one-to-four family residential first mortgage loans. Originating loans nationwide, Flagstar is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.